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                             DEFERRED FEE AGREEMENT


      This Agreement is made as of October 18, 1996, effective as of
       , 1996 (the "Effective Date"), by and between National-Oilwell, Inc., a Delaware corporation (the "Company"), Inverness/Phoenix LLC, a Connecticut limited liability company ("Inverness") and First Reserve Corporation, a Delaware corporation ("First Reserve").

      WHEREAS, the Company (under its former name, NOW Holdings, Inc.) and Inverness (under its former name, Duff & Phelps/Inverness LLC) entered into a Management Services Agreement dated as of January 16, 1996 (the "Management Services Agreement"), and

      WHEREAS, the Company and Inverness desire to terminate the Management Services Agreement and replace it with this Deferred Fee Agreement (the "Agreement"), and

      WHEREAS, the Company, Inverness and First Reserve desire to set forth certain agreements with respect to the termination of the Management Services Agreement and its replacement by the Agreement,

      NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties agree as follows:

      1.    DEFINITIONS.

            (a) Seller Notes. The Seller Notes are the two subordinated promissory notes issued by the Company on January 16, 1996 to Oilwell, Inc., a Delaware corporation, and National Supply Company, Inc., a Delaware corporation, each in the principal amount of $10,000,000 bearing interest at 9% per annum and due January 16, 2005.

            (b) Transaction. A Transaction is an acquisition, merger, consolidation or divestiture involving the Company immediately after which the consolidated net worth of the Company is equal to or greater than such consolidated net worth immediately prior to such transaction.

      2. TERMINATION OF MANAGEMENT SERVICES AGREEMENT. As of the Effective Date, the Management Services Agreement shall be terminated and replaced with this Agreement and all unpaid amounts accrued through September 30, 1996 under the Management Services Agreement shall be paid by the Company to Inverness on the Effective Date.
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      3.    PAYMENTS.

            The Company shall make the following payments:

            (a) Beginning on the first day of the calendar quarter following the Effective Date and continuing through December 31, 1999, the Company shall pay to Inverness a quarterly fee of $250,000 payable on the first day of each calendar quarter, provided, however, that the first quarterly payment under this section 3(a) shall be paid on the Effective Date; and

            (b) The Company shall pay to Inverness fees aggregating $1,050,000 and pay to First Reserve fees aggregating $225,000 on the first date that such payments will not result in an event of default under the Seller Notes; provided, however, that (i) if a Transaction occurs prior to January 1, 2000, a portion of the $1,275,000 aggregate fee payable to Inverness and First Reserve under this paragraph shall be considered, and paid as, a transaction fee to the extent that such payment does not cause an event of default under the Seller Notes and
      (ii) any portion of the $1,275,000 aggregate fee payable to Inverness and First Reserve under this paragraph remaining unpaid as of January 1, 2000 shall be considered as a management or similar fee and shall be paid by the Company beginning on January 1, 2000, until the remaining unpaid portion of the $1,275,000 has been paid in full, with such payments to be made by the Company quarterly in advance in the aggregate amount of $250,000 per quarter and such payments being allocated proportionally to Inverness and First Reserve based on the outstanding amount of the $1,275,000 aggregate fee owed to each of them respectively.

      4. NOTICES. All notices hereunder shall be in writing and shall be delivered personally or mailed by United States mail, postage prepaid, addressed to the parties as follows:

      To the Company:

      National-Oilwell, Inc.
      5555 San Felipe
      Houston, TX 77056
      Attn:  Chief Executive Officer

      To First Reserve:

      First Reserve Corporation
      475 Steamboat Road
      Greenwich, CT 06380
      Attn:  William E. Macaulay



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      To Inverness:

      Phoenix/Inverness LLC
      666 Steamboat Road
      Greenwich, CT 06830
      Attn:  W. McComb Dunwoody

      with a copy to:

      Vinson & Elkins L.L.P.
      2300 First City Tower
      1001 Fannin Street
      Houston, TX 77002-6760
      Attn: John S. Watson

      5. ASSIGNMENT. No party may assign any obligations hereunder to any other party without the prior written consent of the other parties; such consent shall not be unreasonably withheld; provided, however, that Inverness may assign its rights and obligations under this Agreement to any of its affiliates or successors without the consent of the Company.

      6. SUCCESSORS. This Agreement and all the obligations and benefits hereunder shall inure to the successors and assigns of the parties.

      7. COUNTERPARTS. This Agreement may be executed and delivered by each party hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and both of which taken together shall constitute but one and the same agreement.

      8. ENTIRE AGREEMENT; MODIFICATION; GOVERNING LAW. The terms and conditions hereof constitute the entire agreement between the parties hereto with respect to the subject matter of this Agreement and supersede all previous communications, either oral or written, representations or warranties of any kind whatsoever, except as expressly set forth herein. No modifications of this Agreement nor waiver of the terms or conditions thereof shall be binding upon either party unless approved in writing by an authorized representative of such party. All issues concerning this agreement shall be governed by and construed in accordance with the laws of the State of Connecticut, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Connecticut or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Connecticut.





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      IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date first above written.


                                        NATIONAL-OILWELL, INC.


                                        By
                                           ----------------------------------
                                           Joel V. Staff
                                           Chief Executive Officer


                                        INVERNESS/PHOENIX LLC


                                        By
                                           ----------------------------------
                                           W. McComb Dunwoody
                                           President


                                        FIRST RESERVE CORPORATION


                                        By
                                           ----------------------------------
                                           William E. Macaulay
                                           President





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